CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our report dated August 24, 2012 on the financial statements and financial highlights of the DSM Large Cap Growth Fund and DSM Global Growth Fund, each a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2012 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 29, 2012